Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of MB Bancorp, Inc. of our report, dated March 29, 2016, related to the consolidated statements of financial condition of MB Bancorp, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the Annual Report on Form 10-K for the Year Ended December 31, 2015 of MB Bancorp, Inc.

Baltimore, Maryland

June 30, 2016

Suite 200, 809 Glen Eagles Court Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

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